                United States Securities And Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           WINMAX TRADING GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

             Florida                                        65-0702554
 (State or other jurisdiction of                          (IRS Employer
  incorporation or organization)                      Identification Number)

           530 South Federal Highway, Suite 150,
                  Deerfield Beach, FL                            33441
        (Address of principal executive offices)               (Zip code)

        Registrant's telephone number, including area code: (888)533-4555

                          Brenda Hamilton, Esquire
                      555 South Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                                 (561) 416-8956

            (Name, address and telephone number of Agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                          Proposed        Proposed
Securities         Amount         Maximum         Maximum          Amount
                   to be          Offering Price  Aggregate        of Registered
                   Registered(1)  per Share (2)   Offering Price   Fee
--------------------------------------------------------------------------------
Common Stock,
$0.001 par value:
Ludlow Rodney       300,000         .45           $135,000          $33.75
Brenda Hamilton      35,000         .45            $15,750          $ 3.94
Beadros Asare        10,000         .45            $ 4,500           $1.13

TOTAL               345,000                       $155,250          $38.82

--------------------------------------------------------------------------------
1. Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.
2. The prices hereof may change prior to the effective date of the Registration
Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
3. Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the price at the close of market on October 19, 2001.

                                     PART I

Item 1.  Plan Information.

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

The Registrant incorporates the following documents by reference in this
Registration Statement:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
December 31, 2000, which was filed with the Securities and Exchange Commission on March 1, 2001;

(b) The Registrant's Quarterly Report on Form 10-QSB for the quarters ended June
30, 2000, September 30, 2000 and March 31, 2001, which were filed with the
Securities and Exchange Commission on November 29, 2000, May 17, 2001, and
August 3, 2001, respectively;

(c) The Registrants Articles of Incorporation and Amendments thereto, and the
Registrants Bylaws;

(d) All other documents filed by Registrant after the date of this Registration
Statement under Section 13(a), 13(c), 14 and 15(d)of the Securities Exchange Act
of 1934, prior to the filing of a post-effective amendment to this Registration
Statement that registers securities covered hereunder that remain unsold.

Item 4.  Description of Securities.

     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 51,000,000 shares of which 50,000,000 shares are common stock, $.001 par value and 1,000,000 shares are preferred stock, no par value. As of October 22, 2000, there are 9,537,000 shares of common stock issued and outstanding.

     Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common
Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common
Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.

     The Law Office of Hamilton, Lehrer & Dargan, P.A. and Brenda Hamilton have rendered legal services and prepared this Form S-8. Such office is located at
555 South Federal Highway, Suite 270, Boca Raton, Florida 33432.

Item 6.  Indemnification of Officers and Directors.

     The Registrant is a Florida corporation.  The General Corporation Law of
Florida provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended,
incorporate the indemnification provisions of the General Corporation Law of
Florida to the fullest extent provided.

     The Registrant has entered into indemnification agreements with its
Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Indemnification of Officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

Exhibit               Description

 5.0    Opinion of Hamilton, Lehrer & Dargan, P.A.
10.1    Consulting Agreement with Hamilton, Lehrer & Dargan
10.2    Consulting Agreement with Beadros Asare
10.3    Consulting Agreement with Ludlow Rodney
23.2    Consent of Stark, Winter, Schenkein & Co., LLP, Certified Public
           Accountants

Item 9.  Undertakings.

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, State of
Alberta, Canada By:

Winmax Trading Group, Inc.
(Registrant)

By:/s/Gerald Sklar                                   Date: October 22, 2001
---------------------------                                ----------------
Gerald Sklar, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

By:/s/Anthony Miller                                 Date: October 22, 2001
---------------------------                                ----------------
Anthony Miller-Director

By:/s/David Young                                    Date: October 22, 2001
---------------------------                                ----------------
David Young-Director